Exhibit 10.5

ADMINISTRATIVE SERVICES AGREEMENT

MIRANT AMERICAS GENERATION, LLC

THIS ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), dated January 3, 2006 (the “Effective Date”), is made and entered into by and between Mirant Services, LLC, a Delaware limited liability company (the “Service Provider”), and Mirant Americas Generation, LLC, a Delaware limited liability company (the “Service Recipient”). Service Provider and Service Recipient sometimes are referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Service Provider provides such services, personnel and other resources described herein to its affiliates; and

WHEREAS, Service Recipient is an affiliate of Service Provider and desires to procure certain administrative, accounting and other similar services from Service Provider, and Service Provider is willing to render such services to Service Recipient in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein, the Parties hereto hereby agree as follows:

ARTICLE I

TERMS AND CONDITIONS OF SERVICES

SECTION 1.01. Provision of Services. Subject to the limitations set forth in Section 1.10 hereof, Service Provider hereby agrees to provide to Service Recipient the following services if and to the extent applicable to Service Recipient’s business (the “Services):

(a)                                  Executive management services and advice;

(b)                                 Operations, maintenance, engineering, and construction services relating to Service Recipient’s power generating facilities (“Power Facilities”), and/or power transmission or distribution assets (if any) (collectively with Power Facilities, “Energy Assets”);

(c)                                  Environmental, health and safety services and advice in connection with Service Recipient’s Energy Assets;

(d)                                 Contract administration, risk management, credit, strategic planning, investment evaluation and, at Service Recipient’s direction, trading, marketing, and scheduling, services and advice in connection with Service Recipient’s business, including providing Service Recipient with advice and recommendations regarding Service Recipient’s purchases of fuel for and sales of electricity and related products from its Energy Assets;

(e)                                  Licensing services, which may include holding certain licenses for and on behalf of Service Recipient, including, without limitation, licenses for radio equipment issued by the Federal Communications Commission;

(f)                                    Bookkeeping, accounting and auditing services and advice, including the preparation and analyses of financial statements and operating reports and the establishment of accounting systems and procedures;

(g)                                 Finance and treasury services and advice, including the preparation of short and long range financial plans and budgets, the issuance of securities, the negotiation and structuring of financing arrangements, and the banking and investment of surplus funds;

(h)                                 Tax advice and assistance, including the preparation of federal, state and local income and other tax returns and the preparation of protests, claims and briefs and other matters in connection with any applicable taxes, governmental fees or assessments;

(i)                                     Insurance, bonding and risk management advice and assistance, including negotiating contracts with insurers, trustees and actuaries and placing insurance policies;

(j)                                     Legal services and advice;

(k)                                  Procurement services and advice;

(l)                                     Information systems services, materials and advice;

(m)                               Use of office space and resources;

(n)                                 Human resources services and advice;

(o)                                 Services relating to communications and public relations;

(p)                                 Investor relations services; and

(q)                                 Services and advice regarding government and regulatory affairs.

SECTION 1.02. Invoicing and Compensation.

(a)                                  As full and complete compensation for the Services rendered pursuant to this Agreement, Service Recipient shall pay to Service Provider, and Service Provider shall accept, a fee (the “Fee”) equal to an arm’s length cost to perform the Services, which shall be calculated based on an allocation methodology to be agreed upon from time to time by the parties, such agreement not to be unreasonably withheld by either of the Parties. In addition, Service Recipient shall reimburse Service Provider for all Incidental Expenses and Third Party Expenses. “Incidental Expenses” mean all reasonable incidental expenses, including expenses for travel (business class air travel), meals, lodging, required business entertainment, telephone calls, shipping and similar items, incurred by Service Provider in connection with its performance of the Services. “Third Party Expenses” mean all amounts billed to Service Provider by third parties for services, including professional services, rendered to or on behalf of Service Recipient in connection with the performance of the Services.

(b)                                 Unless otherwise agreed by the parties, Service Provider shall submit monthly invoices to Service Recipient setting forth the Fee, Incidental Expenses and Third Party Expenses associated with a particular month on or before the fifteenth (15th) day of the succeeding month. Service Recipient shall pay each such invoice by the end of the month in which the invoice is received. As a condition of Service Recipient’s obligation to make payments with respect to each invoice, each invoice shall set forth a reasonably detailed description of the nature of the Services, Incidental Expenses and Third Party Expenses.

SECTION 1.03. Cooperation and Access to Properties and Records. Service Recipient shall cooperate with Service Provider and the members, advisors, agents, affiliates, officers, directors, employees or representatives, including subcontractors (the “Representatives”) of Service Provider as and when reasonably requested in their performance and fulfillment of the Services. Service Provider and its Representatives shall have access to any and all real and personal property of Service Recipient, and to any and all books and records as Service Provider or any of its Representatives determines necessary, advisable or appropriate for or in connection with the provision of any or all of the Services.

SECTION 1.04. Standard of Conduct. Service Provider will use its reasonable best efforts to perform or cause its Representatives to perform the Services in accordance with Good Business Practices. “Good Business Practices” means the practices, methods and acts, as in effect from time to time, that are commonly used in the independent power industry to perform or fulfill the activities comprising the Services, or any practices, methods or acts, which in the exercise of reasonable judgment in light of the facts known at the time, that could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition, including maintaining the confidentiality of non-public information provided by Service Recipient or created by Service Provider in the context of providing the Services; provided, however, that Good Business Practices is not intended to be limited to optimum practices, methods or acts to the exclusion of all others, but rather to be a range of possible practices, methods or acts taken or engaged in by entities in the independent power industry. Whether any particular practice, method or act of Service Provider complies with Good Business Practices is to be judged in light of the facts known at the time such particular practice, method or act was performed or taken.

SECTION 1.05. Limitations on Liability.

(a)                                  Service Provider (or its Representatives) shall have no liability to Service Recipient for any loss, damage or expense suffered by Service Recipient arising out of or resulting from any act or omission of Service Provider (or its Representatives), provided that such act or omission conformed to the standard of conduct set forth in Section 1.04 hereof.

(b)                                 Notwithstanding any other provision of this Agreement, Service Provider’s total liability to Service Recipient and all third parties for all acts and omissions of Service Provider (or its Representatives) in any calendar year, including liability arising out of contract, tort (including negligence, gross negligence and intentional misconduct), strict liability or any other cause or form of action whatsoever, shall not exceed the total compensation paid to Service Recipient during the previous twelve months under any provision of this Agreement for the particular service at issue.

(c)                                  Pursuant to Sections 1.05(a), (b) and (d), each party (the “Indemnifying Party”) hereby indemnifies and holds the other Party, and such other Party’s Representatives, harmless from and against any and all claims against such other Party for personal injury, death or property damage which may arise due to any negligent or willful acts or omissions of the Indemnifying Party.

(d)                                 Notwithstanding any other provision of this Agreement, neither Party shall be liable to the other Party for any lost profits, or indirect, incidental or consequential damages under, arising out of, due to or in connection with this Agreement.

SECTION 1.06. Decisions. Service Recipient reserves the right to make all decisions with regard to any matter upon which Service Provider has rendered its advice and consultation, and Service Provider shall not be liable for any such advice accepted by Service Recipient pursuant to the provisions of this Agreement.

SECTION 1.07. Authority. In its capacity as an advisor under this Agreement, (i) Service Provider shall have authority only to act as a consultant and advisor to Service Recipient and (ii) Service Provider shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon Service Recipient or to obtain or incur any right, obligation or liability on behalf of Service Recipient. Nothing contained in this Section 1.07 shall be interpreted as restricting, modifying or waiving the rights, privileges or obligations of Service Provider or any of its affiliates as a Representative of Service Recipient.

SECTION 1.08. Independent Contractor.

(a)                                  Service Provider, in the performance of this Agreement, will be acting in its own separate capacity and will not, nor will it hold itself out to be, a partner, joint venturer, associate or agent of Service Recipient. Service Provider does not have the authority to bind Service Recipient and no joint venture or partnership is intended or created by this Agreement. In performing its duties under this Agreement, Service Provider shall provide and complete the Services required according to its own means and methods of work, which shall be in the exclusive charge and control of Service Provider and not subject to the control or supervision of Service Recipient.

(b)                                 Service Provider shall be solely responsible for its and its Representatives’ acts and omissions with respect to the performance of the Services. Neither Party shall maintain, hold out, represent, state or imply to any other individual or entity that an employer/employee relationship exists between it and the other Party or such other Party’s Representatives.

(c)                                  Neither Service Provider nor its employees shall be eligible to participate in any employee benefit plan sponsored by Service Recipient, including any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by Service Recipient for its employees.

(d)                                 Service Provider shall be solely responsible for all taxes imposed on Service Provider as a result of the transactions contemplated by this Agreement.

SECTION 1.09. Subcontractors. Service Provider may in its sole discretion subcontract with other persons or entities, to perform any or all of the Services on such terms and conditions as Service Provider determines to be necessary, advisable or appropriate under the circumstances of the subcontract.

SECTION 1.10. Power Facilities; Wholesale Power Sales. Notwithstanding anything to the contrary in this Agreement, to the extent that Service Recipient owns or operates any Power Facilities and/or engages in wholesale sales from Power Facilities (1) this Agreement does not confer upon the Service Provider ultimate decision-making authority or control over the Power Facilities owned and operated by the Service Recipient; (2) this Agreement does not provide the Service Provider with the authority to engage in (or refrain from engaging in) wholesale sales from the Service Recipient’s generating facilities (“Wholesale Power Sales”), except subject to the direction and oversight of the Service Recipient; and (3) the Service Recipient retains ultimate authority and control over Wholesale Power Sales and the sale of related products from the Service Recipient’s Power Facilities, the dispatch of the facilities, and the ability of the Power Facilities to produce power. To the extent that employees of the Service Provider have any responsibility for day-to-day operation of the Service Recipient’s Power Facilities (if any), such employees (1) are acting on behalf of their employer in its sole capacity as service provider to the Service Recipient; and (2) remain subject to the terms of this Agreement including the limitations as described in the preceding sentence.

SECTION. 1.11. Term and Termination.

(a)                                  Unless sooner terminated in accordance with the provisions of this Agreement, the term of this Agreement shall commence as of the Effective Date and shall continue until Service Recipient’s next fiscal year end (the “Initial Term”). At the end of the Initial Term and each subsequent Renewal Term (hereinafter defined), as the case may be, the term of this Agreement shall be automatically renewed for a period of one (1) year (each a “Renewal Term”) unless either Party delivers a written termination notice to the other Party at least sixty (60) days prior to the end of the Initial Term or the then current Renewal Term, as the case may be.

(b)                                 After sixty (60) days prior written notice, Service Recipient may immediately terminate this Agreement if Service Provider has failed to fulfill its obligations under Section 1.01 hereof and failed to cure any such failure during such notice period. After sixty (60) days prior written notice, Service Provider may immediately terminate this Agreement if Service Recipient has failed to fulfill its obligations under Section 1.02 hereof and failed to cure any such failure during such notice period.

(c)                                  Either party may terminate this Agreement for any reason whatsoever upon thirty (30) calendar days prior written notice to the other party.

(d)                                 Upon termination of this agreement for any reason, Service Provider shall return to Service Recipient all real and personal property of Service Recipient, all books and records provided to Service Provider and all information and reports created by Service Provider in connection with the provision of any or all of the Services.

ARTICLE II

MISCELLANEOUS

SECTION 2.01. Governing Law. This Agreement and the rights of the Parties hereunder shall be governed by and interpreted in accordance with the law of the State of Delaware (without giving effect to principles of conflicts of laws which would lead to the application of the laws of another jurisdiction).

SECTION 2.02. Successors and Assignability. Except as otherwise provided for in Section 1.09, neither Service Provider nor Service Recipient may assign any of its rights or delegate any of its duties under this Agreement, in whole or in part, without the prior written consent of the other, which consent shall not be unreasonably withheld. This Agreement shall be binding upon each of the Parties and their respective successors and permitted assigns.

SECTION 2.03. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, other than that portion determined to be invalid or unenforceable, shall not be affected thereby, and each valid provision hereof shall be enforced to the fullest extent permitted by law.

SECTION 2.04. Modifications. No change, amendment or modification of this Agreement shall be valid or binding upon the Parties unless such change, amendment or modification is in writing and duly executed by both Parties.

SECTION 2.05. Waivers. No provision of this Agreement shall be deemed waived and no breach shall be deemed excused or consented to unless such waiver or consent is in writing and signed by the Party claimed to have waived or consented. No consent by either Party to, or waiver of, a breach by the other, whether express or implied, shall constitute a consent to, waiver of, or excuse for any different or subsequent breach.

SECTION 2.06. Entire Agreement. This Agreement constitutes the Parties’ entire agreement as to the subject matter hereof and supersedes any and all other prior understandings, correspondence and agreements, oral or written, between them.

SECTION 2.07. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original hereof but all of which together shall constitute one and the same instrument. Delivery of execution pages hereof by facsimile shall constitute valid delivery of this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Mirant Services, LLC

By:	/s/ Elizabeth B. Chandler
Name: Elizabeth B. Chandler
Title: Vice President and Secretary

Mirant Americas Generation, LLC

By:	/s/ Steven B. Nickerson
Name: Steven B. Nickerson
Title: Vice President